Exhibit 10.3

GLACIER BANK

EMPLOYMENT AGREEMENT

SCOTT C. ANDERSON

THIS EMPLOYMENT AGREEMENT (this “Agreement”), signed as of March 27, 2013, between SCOTT C. ANDERSON (“Executive”) and GLACIER BANK (the “Bank”) supersedes and replaces in its entirety the Employment Agreement, dated August 30, 2004, between North Cascades National Bank (“North Cascades Bank”) and Executive and takes effect on the effective date of the pending Merger (the “Effective Date”) referenced below.

RECITALS

A.	North Cascades Bancshares, Inc. (the “Holding Company”) and its wholly owned subsidiary North Cascades Bank have entered into a Plan and Agreement Merger (the “Merger Agreement”) with Glacier Bancorp, Inc. (“GBCI”), pursuant to which the Holding Company will merge with and into GBCI, and North Cascades Bank will merge with and into the Bank (the “Merger”).

B.	Executive presently serves as President of North Cascades Bank and will continue to do so until the Effective Date.

C.	GBCI and the Bank desire Executive to be employed by the Bank from and after the Effective Date, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Date, under the terms and conditions of this Agreement.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1.	Employment; Title. The Bank agrees to employ Executive, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement. Executive’s title will be President of North Cascades Bank, a division of the Bank (the “Division”).

2.	Effective Date and Term.

a.	Term. The term of this Agreement (“Term”) is three years beginning on the Effective Date.

b.	Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason.

3.	Duties. The Bank will employ Executive as President of the Division. Executive will faithfully and diligently perform the duties assigned to him, which duties will be consistent with his title and position. Executive will report directly to the Bank’s President. The Bank’s or GBCI’s board of directors may, from time to time, modify Executive’s performance responsibilities to accommodate management objectives of the Bank, the Division or of GBCI. Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with his title and position.

4.	Extent of Services. Executive will devote all of his working time, attention and skill to the duties and responsibilities referenced in Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Bank’s prior written consent, make or maintain any investment in a business with which the Bank and/or GBCI has an existing competitive or commercial relationship.

5.

Compensation. Executive shall receive aggregate gross compensation of $280,000 per year during the Term (“Aggregate Compensation”). The Aggregate Compensation shall consist of a minimum annualized gross base salary of $188,805 as may be adjusted pursuant to this Section 5, plus any 401(k) match, profit sharing plan accrual, and long-term incentive plan accrual. Any shortfall in Aggregate Compensation at December 31st of the relevant calendar year will be remedied through the payment of a year-end bonus. Executive’s salary will be paid in accordance with the Bank’s regular payroll schedule. Subsequent base salary increases are subject to the Bank’s annual review of Executive’s compensation and performance.

6.

Incentive Compensation. Until such time as Executive becomes eligible to participate in the profit sharing plan, short term incentive plan and long term incentive plan for Division executives, Executive’s bonuses in excess of the amount comprising the Aggregate Compensation, if any, will be determined by the Bank’s board of directors in conjunction with such determination of the Bank’s CEO and GBCI’s President and CEO. In making bonus determinations, factors such as Executive’s performance of his duties and the safety, soundness and profitability of the Bank will be considered. Executive’s bonus will reflect Executive’s contribution to the performance of the Division during the year.

7.	Vacation and Benefits.

a.	Vacation and Holidays. Executive will receive four weeks of paid vacation each year. Executive’s ability to carry over or accumulate vacation will be governed by the Bank’s and/or GBCI’s applicable policies.

b.

Benefits. Executive will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing plan and in other employee fringe benefit programs the Bank or GBCI may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank’s or GBCI’s board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan and 401(k) plan. Neither the Bank nor GBCI through this Agreement obligates itself to make any particular benefits available to its employees.

c.	Business Expenses. The Bank will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Bank (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Bank’s business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

8.	Termination of Employment.

a.	Termination By Bank for Cause. If the Bank terminates Executive’s employment for Cause (defined below) or Executive terminates his employment without Good Reason (defined below) before this Agreement terminates, the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 8(a).

b.	Other Termination By Bank. If the Bank terminates Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason, then contingent upon Executive’s execution of a release of any and all claims arising out of such termination or his employment, the Bank will pay Executive a lump sum payment equal to the lesser of (i) one times Executive’s annual base salary at the time of termination or (ii) the amount of salary remaining to be paid under the term of this Agreement.

c.	Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. If termination occurs under this Section 8(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated.

d.

Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or GBCI. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or GBCI. The obligations in this paragraph include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

e.	Termination upon Change in Control; Waiver of Change in Control Benefits. If the Bank terminates Executive’s employment upon a Change in Control, Executive hereby waives all and any rights, entitlement and agreements to severance payments, compensation, monies, benefits or any continuation of compensation or benefit plan benefiting Executive (“Change in Control Benefits”). Executive will have no right to receive any Change in Control Benefits for any period after termination under this Section 8(e).

f.	Cause. “Cause” means any one or more of the following:

(1)	Willful misfeasance or gross negligence in the performance of Executive’s duties;

(2)	Conviction of a crime in connection with his duties; or

(3)	Conduct demonstrably and significantly harmful to the Bank, as reasonably determined on the advice of legal counsel by the Bank’s board of directors.

g.	Good Reason. “Good Reason” means only any one or more of the following:

(1)	Reduction of Executive’s Aggregate Compensation;

(2)	The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive’s position as of the date of this Agreement;

(3)	A relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than sixty (60) miles each way from the Bank’s present main office location.

h.	Change in Control. “Change in Control” means

(1)	one person, or more than one person acting as a group, acquires ownership of stock in the Bank or GBCI, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or GBCI;

(2)	one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or GBCI that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Bank or GBCI immediately before such acquisition or acquisitions;

(3)	a majority of the members of the Board of the Bank or GBCI are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(4)	the sale of all or substantially all of the Bank or GBCI’s assets.

9.	Confidentiality. Executive will not, after the date this Agreement was signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning North Cascades Bank, the Holding Company, the Bank or GBCI or their business operations, unless (1) the Bank or GBCI consents to the use or disclosure of their respective confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement; (3) disclosure is required by law or court order; or (4) the information is made or otherwise becomes public. For purposes of this Agreement, confidential business information includes, without limitation, various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank or GBCI. Executive will also treat the terms of this Agreement as confidential business information.

10.	Restrictive Covenants.

a.	Competitive Activities. During the period of his employment and for the later of two years after the Effective Date or two years after Executive’s employment with the Bank has ended, Executive will not, directly or indirectly, as a founder, shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise, provide management, supervisory or other similar services within Chelan County, Douglas County, Grant County, Okanogan County, Washington, to any person or entity engaged in any business that is competitive with the business of the Bank or GBCI within those counties, as conducted during the term of this Agreement or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new financial institution.

b.	Non-Interference. During the period of his employment and for one year after Executive’s employment with the Bank has ended, Executive will not, directly or indirectly, persuade or entice, or attempt to persuade or entice, (i) any employee of the Bank or GBCI to terminate his/her employment with the Bank or GBCI, or (ii) any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or GBCI.

11.	Enforcement.

a.	The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 9 and 10 (including without limitation their scope and duration) are fair and reasonably necessary for the protection of the Bank’s and GBCI’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive’s use of confidential information to the maximum extent, in the court finds enforceable.

b.	Executive acknowledges the Bank and GBCI will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 9 and 10 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

12.	Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 9 and 10 and that the Bank is entitled to require him to comply with such Section. Section 9 will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

13.	Arbitration.

a.	Arbitration. At either party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys’ fees.

b.	Governing Law. All proceedings will be held at a place designated by the arbitrator in Kalispell, Montana. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

c.	Exception to Arbitration. Notwithstanding the above, if Executive violates Section 10 the Bank will have the right to initiate the court proceedings described in Section 11(b), in lieu of an arbitration proceeding under this Section 13.

14.	Miscellaneous Provisions.

a.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

b.	Prior Agreements; Waiver and Release. This Agreement supersedes and replaces in their entirety any and all previous agreements between Executive and North Cascades Bank, the Holding Company, or its affiliates, regarding compensation or terms of employment of Executive, including, without limitation, agreements regarding change in control payments, severance payments, option grants, and any Supplemental Executive Retirement Plan (SERP) arrangements (the “Prior Agreements”). Executive hereby waives any right or entitlement to any severance payments, compensation, monies, or benefits under the Prior Agreements. Executive expressly waives and releases the Bank, GBCI and its affiliates, from any and all claims or obligations arising out of the Prior Agreements. For the avoidance of doubt, nothing in this Section 14b shall cause Executive to waive the right to any benefits accrued as of the Effective Date under such Executive’s SERP and such accrued benefits shall be subsequently payable in accordance with the terms of such SERP (but no further benefits shall accrue).

c.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank’s, GBCI’s and Executive’s heirs, legal representatives, successors and assigns.

d.	Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

e.	Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

f.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

g.	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

h.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

i.	Governing Law and Venue. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain regulatory matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Kalispell, Montana.

j.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

k.	Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

l.	IRC Section 409A. The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“409A Rules”). Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A. Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent GBCI and/or the Bank determines that such amendment is necessary to comply with the 409A Rules.

[Signatures appear on following page]

This Employment Agreement is executed as of March 27, 2013.

GLACIER BANK:

By:	/s/ Michael J. Blodnick
Michael J. Blodnick
Its:	President & Chief Executive Officer

EXECUTIVE:

/s/ Scott C. Anderson
Scott C. Anderson

[Signature Page to Employment Agreement for Scott C. Anderson]